Exhibit 99.6

WESTROCK COMPANY

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In millions, except per share data)	2024	2023	2024	2023
Net sales	$4,807.9	$5,121.1	$14,154.6	$15,321.8
Cost of goods sold	3,974.4	4,100.6	11,782.2	12,615.3
Gross profit	833.5	1,020.5	2,372.4	2,706.5
Selling, general and administrative expense excluding intangible amortization	524.5	541.5	1,551.1	1,519.5
Selling, general and administrative intangible amortization expense	78.8	84.8	239.8	257.6
Multiemployer pension withdrawal income	—	(12.2)	—	(12.2)
Restructuring and other costs, net	(17.6)	47.7	129.1	515.6
Impairment of goodwill	—	—	—	1,893.0
Operating profit (loss)	247.8	358.7	452.4	(1,467.0)
Interest expense, net	(107.7)	(108.1)	(309.9)	(313.8)
Pension and other postretirement non-service cost	(3.2)	(5.3)	(3.6)	(16.3)
Other (expense) income, net	(16.9)	1.4	(35.1)	8.8
Equity in income (loss) of unconsolidated entities	3.8	23.7	10.9	(7.8)
Loss on sale of RTS and Chattanooga	—	—	(1.5)	—
Income (loss) before income taxes	123.8	270.4	113.2	(1,796.1)
Income tax (expense) benefit	(42.7)	(67.3)	(38.4)	41.2
Consolidated net income (loss)	81.1	203.1	74.8	(1,754.9)
Less: Net loss (income) attributable to noncontrolling interests	1.0	(1.1)	0.4	(3.9)
Net income (loss) attributable to common stockholders	$82.1	$202.0	$75.2	$(1,758.8)

Basic earnings (loss) per share attributable to common stockholders	$0.32	$0.79	$0.29	$(6.88)
Diluted earnings (loss) per share attributable to common stockholders	$0.32	$0.79	$0.29	$(6.88)

Basic weighted average shares outstanding	258.6	256.3	257.9	255.5
Diluted weighted average shares outstanding	259.8	257.0	259.3	255.5

See Accompanying Notes to Consolidated Financial Statements

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In millions)	2024	2023	2024	2023
Consolidated net income (loss)	$81.1	$203.1	$74.8	$(1,754.9)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation (loss) gain	(306.1)	172.4	(169.5)	472.7
Reclassification of previously unrealized net foreign currency loss upon consolidation of equity investment	—	—	—	29.0
Derivatives:
Deferred gain (loss) on cash flow hedges	1.6	(0.6)	(16.8)	(45.9)
Reclassification adjustment of net loss on cash flow hedges included in earnings	6.1	15.3	19.1	45.3
Defined benefit pension and other postretirement benefit plans:
Amortization and settlement recognition of net actuarial loss, included in pension and postretirement cost	7.2	10.0	17.2	29.8
Amortization and curtailment recognition of prior service cost, included in pension and postretirement cost	1.7	1.4	4.4	4.2
Other comprehensive (loss) income, net of tax	(289.5)	198.5	(145.6)	535.1
Comprehensive (loss) income	(208.4)	401.6	(70.8)	(1,219.8)
Less: Comprehensive loss (income) attributable to noncontrolling interests	1.0	(1.4)	0.4	(5.0)
Comprehensive (loss) income attributable to common stockholders	$(207.4)	$400.2	$(70.4)	$(1,224.8)

See Accompanying Notes to Consolidated Financial Statements

WESTROCK COMPANY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	June 30, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$461.4	$393.4
Accounts receivable (net of allowances of $57.0 and $60.2)	2,554.2	2,591.9
Inventories	2,277.3	2,331.5
Other current assets (amount related to SPEs of $0 and $862.1)	766.0	1,584.8
Assets held for sale	23.1	91.5
Total current assets	6,082.0	6,993.1
Property, plant and equipment, net	11,058.0	11,063.2
Goodwill	4,231.7	4,248.7
Intangibles, net	2,344.0	2,576.2
Prepaid pension asset	645.6	618.3
Other noncurrent assets (amount related to SPEs of $385.2 and $382.7)	2,044.3	1,944.2
Total Assets	$26,405.6	$27,443.7

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$1,189.6	$533.0
Accounts payable	2,228.0	2,123.9
Accrued compensation and benefits	477.9	524.9
Other current liabilities (amount related to SPEs of $0 and $776.7)	872.9	1,737.6
Total current liabilities	4,768.4	4,919.4
Long-term debt due after one year	7,624.1	8,050.9
Pension liabilities, net of current portion	187.8	191.2
Postretirement benefit liabilities, net of current portion	98.5	99.1
Deferred income taxes	2,114.5	2,433.2
Other noncurrent liabilities (amount related to SPEs of $331.6 and $330.2)	1,796.0	1,652.2
Commitments and contingencies (Note 16)
Equity:
Preferred stock, $0.01 par value; 30.0 million shares authorized; no shares outstanding	—	—
Common Stock, $0.01 par value; 600.0 million shares authorized; 258.2 million and 256.4 million shares outstanding at June 30, 2024 and September 30, 2023, respectively	2.6	2.6
Capital in excess of par value	10,725.2	10,698.5
Retained earnings	116.1	278.2
Accumulated other comprehensive loss	(1,044.2)	(898.6)
Total stockholders’ equity	9,799.7	10,080.7
Noncontrolling interests	16.6	17.0
Total equity	9,816.3	10,097.7
Total Liabilities and Equity	$26,405.6	$27,443.7

See Accompanying Notes to Consolidated Financial Statements

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In millions, except per share data)	2024	2023	2024	2023
Number of Shares of Common Stock Outstanding:
Balance at beginning of period	258.1	256.1	256.4	254.4
Issuance of common stock, net of stock received for tax withholdings	0.1	0.2	1.8	1.9
Balance at end of period	258.2	256.3	258.2	256.3
Common Stock:
Balance at beginning of period	$2.6	$2.6	$2.6	$2.5
Issuance of common stock, net of stock received for tax withholdings	—	—	—	0.1
Balance at end of period	2.6	2.6	2.6	2.6
Capital in Excess of Par Value:
Balance at beginning of period	10,704.9	10,649.3	10,698.5	10,639.4
Compensation expense under share-based plans	18.6	32.5	31.7	55.6
Issuance of common stock, net of stock received for tax withholdings	1.7	3.5	(5.0)	(9.7)
Balance at end of period	10,725.2	10,685.3	10,725.2	10,685.3
Retained Earnings:
Balance at beginning of period	113.4	110.0	278.2	2,214.4
Net income (loss) attributable to common stockholders	82.1	202.0	75.2	(1,758.8)
Dividends declared (per share - $0.3025, $0.275, $0.9075 and $0.825) (1)	(79.3)	(71.8)	(237.0)	(215.4)
Issuance of common stock, net of stock received for tax withholdings	(0.1)	—	(0.3)	—
Balance at end of period	116.1	240.2	116.1	240.2
Accumulated Other Comprehensive Loss:
Balance at beginning of period	(754.7)	(1,118.5)	(898.6)	(1,454.3)
Other comprehensive (loss) income, net of tax	(289.5)	198.2	(145.6)	534.0
Balance at end of period	(1,044.2)	(920.3)	(1,044.2)	(920.3)
Total Stockholders’ equity	9,799.7	10,007.8	9,799.7	10,007.8
Noncontrolling Interests: (2)
Balance at beginning of period	17.6	17.7	17.0	17.7
Net loss	(1.0)	(0.7)	(0.4)	(0.7)
Balance at end of period	16.6	17.0	16.6	17.0
Total equity	$9,816.3	$10,024.8	$9,816.3	$10,024.8

(1)	Includes cash dividends and dividend equivalent units on certain equity awards.
(2)	Excludes amounts related to contingently redeemable noncontrolling interests, which are separately classified outside of permanent equity on the consolidated balance sheets.

See Accompanying Notes to Consolidated Financial Statements

WESTROCK COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	June 30,
(In millions)	2024	2023
Operating activities:
Consolidated net income (loss)	$74.8	$(1,754.9)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	1,164.8	1,151.5
Deferred income tax benefit	(162.4)	(349.3)
Share-based compensation expense	31.6	55.6
Pension and other postretirement cost, net of contributions	3.1	13.4
Cash surrender value increase in excess of premiums paid	(40.9)	(37.8)
Equity in (income) loss of unconsolidated entities	(10.9)	7.8
Loss on sale of RTS and Chattanooga	1.5	—
Gain on sale of businesses	(8.1)	(11.2)
Impairment of goodwill	—	1,893.0
Other impairment adjustments	1.8	407.3
Gain on disposal of assets, net	(52.9)	(8.6)
Other, net	10.0	(29.1)
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	4.5	276.1
Inventories	(87.2)	(29.4)
Other assets	(139.5)	(119.6)
Accounts payable	56.8	(239.7)
Income taxes	(86.5)	112.3
Accrued liabilities and other	(33.6)	(93.8)
Net cash provided by operating activities	726.9	1,243.6
Investing activities:
Capital expenditures	(823.2)	(818.3)
Cash paid for purchase of businesses, net of cash received	—	(853.5)
Proceeds from settlement of Timber Note related to SPEs	860.0	—
Proceeds from corporate owned life insurance	16.6	36.0
Proceeds from sale of businesses	16.6	26.3
Proceeds from currency forward contracts	—	23.2
Proceeds from the sale of unconsolidated entities	1.0	43.8
Proceeds from sale of property, plant and equipment	151.2	21.7
Other, net	(0.3)	(1.2)
Net cash provided by (used for) investing activities	221.9	(1,522.0)
Financing activities:
Additions to revolving credit facilities	86.9	52.9
Repayments of revolving credit facilities	(86.1)	(311.5)
Additions to debt	106.7	1,760.2
Repayments of debt	(90.0)	(1,125.6)
Changes in commercial paper, net	134.3	149.6
Other debt additions, net	3.7	35.5
Repayment of Timber Loan related to SPEs	(774.0)	—
Cash dividends paid to stockholders	(233.7)	(210.8)
Other, net	(11.9)	(14.1)
Net cash (used for) provided by financing activities	(864.1)	336.2
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(16.7)	8.3
Changes in cash, cash equivalents and restricted cash in assets held-for-sale	—	(11.5)
Increase in cash, cash equivalents and restricted cash	68.0	54.6
Cash, cash equivalents and restricted cash at beginning of period	393.4	260.2
Cash, cash equivalents and restricted cash at end of period	$461.4	$314.8

See Accompanying Notes to Consolidated Financial Statements

WESTROCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Unless the context otherwise requires, “we”, “us”, “our”, “WestRock” and “the Company” refer to WestRock Company, its wholly-owned subsidiaries and its partially-owned consolidated subsidiaries.

We are a multinational provider of sustainable fiber-based paper and packaging solutions. We partner with our customers to provide differentiated, sustainable paper and packaging solutions that help them win in the marketplace. Our team members support customers around the world from our operating and business locations in North America, South America, Europe, Asia and Australia.

Note 1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Our independent registered public accounting firm has not audited the accompanying interim financial statements. We derived the consolidated balance sheet at September 30, 2023 from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the “Fiscal 2023 Form 10-K”). In the opinion of management, all normal recurring adjustments necessary for the fair presentation of the consolidated financial statements have been included for the interim periods reported.

The interim financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and with Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they omit certain notes and other information from the interim financial statements presented in this report. Therefore, these interim financial statements should be read in conjunction with the Fiscal 2023 Form 10-K. The results for the three and nine months ended June 30, 2024 are not necessarily indicative of results that may be expected for the full year.

On June 16, 2023, we sold our ownership interest in an unconsolidated displays joint venture for $43.8 million in cash and recorded a pre-tax gain on sale of $19.2 million recorded in Equity in income (loss) of unconsolidated entities line item in our consolidated statements of operations.

On December 1, 2022, we completed the acquisition of the remaining 67.7% interest in Gondi, S.A. de C.V. (“Grupo Gondi”) for $969.8 million in cash and the assumption of debt (“Mexico Acquisition”). We accounted for this acquisition as a business combination, resulting in its consolidation. See “Note 3. Acquisitions” for additional information.

On December 1, 2022, we sold our Eaton, IN, and Aurora, IL uncoated recycled paperboard mills for $50 million, subject to a working capital adjustment. We received proceeds of $25 million, a preliminary working capital settlement of $0.9 million and are financing the remaining $25 million. Pursuant to the terms of the sale agreement, we transferred the control of these mills to the buyer and recorded a pre-tax gain on sale of $11.1 million recorded in Other (expense) income, net in our consolidated statements of operations. During the third quarter of fiscal 2023, we recorded a de minimis final working capital settlement.

Transaction Agreement with Smurfit Kappa

As previously disclosed, we entered into a transaction agreement (the “Transaction Agreement”), dated as of September 12, 2023, with Smurfit Kappa Group plc (“Smurfit Kappa”), Smurfit Westrock plc (formerly known as Smurfit Westrock Limited and prior to that known as Cepheidway Limited) (“Smurfit Westrock”) and Sun Merger Sub, LLC, a wholly owned subsidiary of Smurfit Westrock (“Merger Sub”). Pursuant to the terms of the Transaction Agreement, on July 5, 2024, (i) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement (the “Scheme”), and each issued ordinary share of Smurfit Kappa was exchanged for one ordinary share of Smurfit Westrock, as a result of which Smurfit Kappa became a wholly owned subsidiary of Smurfit Westrock, and (ii) following the implementation of the Scheme, Merger Sub merged with and into WestRock (the “Merger,” and together with the Scheme, the “Transaction”), with WestRock surviving the Merger and becoming a wholly owned subsidiary of Smurfit Westrock. The effective time of the Merger is referred to as the “Merger Effective Time.” Capitalized terms used herein but not otherwise defined herein have the meaning set forth in the Transaction Agreement.

Pursuant to the Transaction Agreement, at the Merger Effective Time, each share of common stock, par value $0.01 per share, of WestRock (the “WestRock Common Stock”), issued and outstanding immediately prior to the Merger Effective Time (other than shares held by a holder of record who did not vote in favor of the approval and adoption of the Transaction Agreement (or consent thereto in writing) and properly demanded appraisal of such shares), was cancelled and automatically converted into the right to receive, without interest, $5.00 in cash and one validly issued, fully paid and non-assessable ordinary share of Smurfit Westrock, and all shares of the WestRock Common Stock owned by WestRock, any subsidiary of WestRock, Smurfit Kappa, Merger Sub or any of their respective subsidiaries was cancelled and ceased to exist, and no consideration was delivered in exchange therefor.

Reclassifications and Adjustments

Certain amounts in prior periods have been reclassified to conform with the current year presentation.

Significant Accounting Policies

See “Note 1. Description of Business and Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for a summary of our significant accounting policies.

Supplier Finance Program Obligations

We maintain supplier finance programs whereby we have entered into payment processing agreements with certain financial institutions. These agreements allow participating suppliers to track payment obligations from WestRock, and if voluntarily elected by the supplier, to sell payment obligations from WestRock to financial institutions at a discounted price. We are not a party to the agreements between the participating financial institutions and the suppliers in connection with the program, and we do not reimburse suppliers for any costs they incur for participation in the program. We have not pledged any assets as security or provided any guarantees as part of the programs. We have no economic interest in our suppliers’ decisions to participate in the programs. Our responsibility is limited to making payment in full to the respective financial institution according to the terms originally negotiated with the supplier, which generally do not exceed 120 days. WestRock or the financial institutions may terminate the agreements upon 30 or 90 days’ notice.

The outstanding payment obligations to financial institutions under these programs were $445.8 million and $425.8 million as of June 30, 2024 and September 30, 2023, respectively. These obligations are classified as accounts payable within the consolidated balance sheets.

Recent Accounting Developments

New Accounting Standards — Recently Adopted

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2022-04, “Liabilities-Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations”. This ASU requires that all entities that use supplier finance programs in connection with the purchase of goods and services disclose sufficient information about the program to allow a user of financial statements to understand the program’s nature, activity during the period, changes from period to period, and potential magnitude. This ASU is effective for fiscal years beginning after December 15, 2022 (fiscal 2024 for us), except for the amendment on roll forward information, which is effective for fiscal years beginning after December 15, 2023 (fiscal 2025 for us), each with early adoption permitted. We adopted the provisions of this ASU beginning October 1, 2023, other than the rollforward disclosure requirement which we will adopt in fiscal 2025. The adoption did not have a material impact on our consolidated financial statements.

In March 2022, the FASB issued ASU 2022-01, “Derivatives and Hedging (Topic 815): Fair Value Hedging – Portfolio Layer Method”. This ASU expands and clarifies the portfolio layer method for fair value hedges of interest rate risk. This ASU is effective for fiscal years beginning after December 15, 2022 (fiscal 2024 for us), including interim periods therein, with early adoption permitted. We adopted the provisions of this ASU beginning October 1, 2023. The adoption of this ASU did not have a material impact on our consolidated financial statements.

New Accounting Standards — Recently Issued

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This ASU expands disclosures in an entity's income tax rate reconciliation table and regarding cash taxes paid both in the U.S. and foreign jurisdictions. This update is effective for fiscal years beginning after December 15, 2024 (fiscal 2026 for us). All entities should apply the guidance prospectively but have the option to apply it retrospectively. Early adoption is permitted. We are evaluating the impact of this ASU.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. This ASU expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The updates will be applied retrospectively to all periods presented in financial statements. This ASU is effective for annual periods beginning after December 15, 2023 (fiscal 2025 for us), and for interim periods beginning after December 15, 2024 (fiscal 2026 for us). Early adoption is permitted. We are evaluating the impact of this ASU.

Note 2. Revenue Recognition

Disaggregated Revenue

Accounting Standards Codification (“ASC”) 606 “Revenue from Contracts with Customers” requires that we disaggregate revenue from contracts with customers into categories that depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors. The tables below disaggregate our revenue by geographical market and product type (segment). Net sales are attributed to geographical markets based on our selling location. See “Note 7. Segment Information” for additional information.

The following tables summarize our disaggregated revenue by primary geographical markets (in millions):

	Three Months Ended June 30, 2024
	Corrugated Packaging	Consumer Packaging	Global Paper	Distribution	Intersegment Sales	Total
U.S.	$1,861.2	$634.8	$863.3	$234.2	$(70.1)	$3,523.4
Latin America	510.3	4.5	21.8	41.4	(4.3)	573.7
Canada	129.3	134.5	55.4	0.9	(0.9)	319.2
EMEA (1)	1.8	295.0	12.0	—	(1.0)	307.8
Asia Pacific	—	70.4	13.5	—	(0.1)	83.8
Total	$2,502.6	$1,139.2	$966.0	$276.5	$(76.4)	$4,807.9

(1)	Europe, Middle East and Africa ("EMEA")

	Nine Months Ended June 30, 2024
	Corrugated Packaging	Consumer Packaging	Global Paper	Distribution	Intersegment Sales	Total
U.S.	$5,430.8	$1,858.3	$2,585.1	$711.3	$(196.9)	$10,388.6
Latin America	1,491.8	11.1	72.0	123.8	(12.4)	1,686.3
Canada	391.8	377.6	170.4	3.1	(2.5)	940.4
EMEA	6.4	852.7	36.0	—	(5.0)	890.1
Asia Pacific	—	212.3	37.0	—	(0.1)	249.2
Total	$7,320.8	$3,312.0	$2,900.5	$838.2	$(216.9)	$14,154.6

	Three Months Ended June 30, 2023
	Corrugated Packaging	Consumer Packaging	Global Paper	Distribution	Intersegment Sales	Total
U.S.	$1,923.1	$721.4	$952.0	$269.4	$(71.9)	$3,794.0
Latin America	502.6	11.3	36.3	45.5	(4.9)	590.8
Canada	138.6	131.4	52.8	2.9	(1.3)	324.4
EMEA	1.4	314.1	12.3	—	(0.6)	327.2
Asia Pacific	—	72.4	12.3	—	—	84.7
Total	$2,565.7	$1,250.6	$1,065.7	$317.8	$(78.7)	$5,121.1

	Nine Months Ended June 30, 2023
	Corrugated Packaging	Consumer Packaging	Global Paper	Distribution	Intersegment Sales	Total
U.S.	$5,898.2	$2,166.1	$3,031.0	$806.4	$(228.0)	$11,673.7
Latin America	1,213.1	75.5	105.0	131.1	(10.0)	1,514.7
Canada	413.7	389.6	152.7	9.1	(4.6)	960.5
EMEA	5.5	878.5	34.8	—	(0.9)	917.9
Asia Pacific	—	221.0	34.0	—	—	255.0
Total	$7,530.5	$3,730.7	$3,357.5	$946.6	$(243.5)	$15,321.8

Revenue Contract Balances

Our contract assets relate to the manufacturing of certain products that have no alternative use to us, with right to payment for performance completed to date on these products, including a reasonable profit. Contract assets are reduced when the customer takes title to the goods and assumes the risks and rewards for the goods. Contract liabilities represent obligations to transfer goods or services to a customer for which we have received consideration. Contract liabilities are reduced once control of the goods is transferred to the customer.

The opening and closing balances of our contract assets and contract liabilities are as follows. Contract assets and contract liabilities are reported within Other current assets and Other current liabilities, respectively, on the consolidated balance sheets (in millions).

	Contract Assets (Short-Term)	Contract Liabilities (Short-Term)
Beginning balance - October 1, 2023	$241.7	$13.5
Decrease	(21.5)	(4.0)
Ending balance - June 30, 2024	$220.2	$9.5

Note 3. Acquisitions

When we obtain control of a business by acquiring its net assets, or some or all of its equity interest, we account for those acquisitions in accordance with ASC 805, “Business Combinations” (“ASC 805”). The estimated fair values of all assets acquired and liabilities assumed in acquisitions are provisional and may be revised as a result of additional information obtained during the measurement period of up to one year from the acquisition date.

Mexico Acquisition

On December 1, 2022, we completed the Mexico Acquisition. The acquiree is a leading integrated producer of fiber-based sustainable packaging solutions that operates four paper mills, nine corrugated packaging plants and six high graphic plants throughout Mexico, producing sustainable packaging for a wide range of end markets in the region. This acquisition provides us with further geographic and end market diversification as well as positions us to continue to grow in the attractive Latin American market.

See below for a summary of the purchase consideration transferred as defined under ASC 805 (in millions):

Purchase Consideration
Cash consideration transferred for 67.7% interest	$969.8
Fair value of the previously held interest	403.7
Settlement of preexisting relationships (net receivable from joint venture)	40.2
Purchase consideration transferred	$1,413.7

In connection with the transaction, in the first quarter of fiscal 2023, we recognized a $46.8 million non-cash, pre-tax loss (or $24.6 million after release of a related deferred tax liability) on our original 32.3% investment. The loss is reflected in the Equity in income (loss) of unconsolidated entities line item in our consolidated statements of operations and included the write-off of historical foreign currency translation adjustments previously recorded in Accumulated other comprehensive loss in our consolidated balance sheet, as well as the difference between the fair value of the consideration paid and the carrying value of our prior ownership interest. The fair value of our previously held interest in the joint venture was estimated to be $403.7 million at the acquisition date based on the cash consideration exchanged for acquiring the 67.7% of equity interest adjusted for the deemed payment of a control premium. This step-acquisition provided us with 100% control, and we met the other requirements under ASC 805 for the transaction to be accounted for using the acquisition method of accounting. We have included the financial results of the acquired operations in our Corrugated Packaging segment. Post acquisition, sales to the operations acquired in the Mexico Acquisition are eliminated from our Global Paper segment results.

The following table summarizes the fair values of the assets acquired and liabilities assumed in the Mexico Acquisition by major class of assets and liabilities as of the acquisition date, as well as adjustments made during the one year period from the acquisition date (referred to as “measurement period adjustments”) (in millions):

	Amounts Recognized as of the Acquisition Date	Measurement Period Adjustments (1) (2)	Amounts Recognized as of Acquisition Date (as Adjusted)
Cash and cash equivalents	$116.3	$—	$116.3
Current assets, excluding cash and cash equivalents	697.0	(71.2)	625.8
Property, plant and equipment	1,380.3	43.0	1,423.3
Goodwill	231.2	6.2	237.4
Other noncurrent assets	101.4	0.6	102.0
Total assets acquired	2,526.2	(21.4)	2,504.8

Current portion of debt (3)	13.2	—	13.2
Current liabilities, excluding debt	384.8	(50.4)	334.4
Long-term debt due after one year (3)	591.4	36.2	627.6
Pension liabilities, net of current portion	35.2	(3.1)	32.1
Deferred income taxes	69.8	(4.1)	65.7
Other noncurrent liabilities	18.1	—	18.1
Total liabilities assumed	1,112.5	(21.4)	1,091.1
Net assets acquired	$1,413.7	$—	$1,413.7

(1)	The measurement period adjustments did not have a significant impact on our consolidated statements of operations in any period.
(2)	The measurement period adjustments were primarily due to refinements to the carrying amounts of certain assets and liabilities. The net impact of the measurement period adjustments resulted in a net increase in goodwill.
(3)	Includes $494.8 million of debt that we assumed and repaid in connection with the closing of the Mexico Acquisition. The remaining balance relates to current and long-term portions of finance leases.

Goodwill is calculated as the excess of the consideration transferred over the net assets recognized and represents the estimated future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The fair value assigned to goodwill is primarily attributable to buyer-specific synergies expected to arise after the acquisition (e.g., enhanced reach of the combined organization and other synergies), the assembled work force, and the establishment of deferred tax liabilities for the difference between book and tax basis of the assets and liabilities acquired. The goodwill is not amortizable for income tax purposes.

Transaction costs to effect the Mexico Acquisition are expensed as incurred and recorded within Restructuring and other costs, net. See “Note 4. Restructuring and Other Costs, Net” for additional information.

Note 4. Restructuring and Other Costs, Net

Summary of Restructuring and Other Initiatives

We recorded a pre-tax restructuring and other costs, net gain of $17.6 million and pre-tax restructuring and other costs, net of $129.1 million for the three and nine months ended June 30, 2024, respectively, and recorded pre-tax restructuring and other costs, net of $47.7 million and $515.6 for the three and nine months ended June 30, 2023, respectively. Of these costs, $90.5 million and $366.1 million for the nine months ended June 30, 2024 and 2023, respectively, were non-cash. These amounts are not comparable since the timing and scope of the individual actions associated with each restructuring, acquisition, integration or divestiture can vary. We present our restructuring and other costs, net in more detail below.

The following table summarizes our Restructuring and other costs, net (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Restructuring	$(34.4)	$39.9	$76.2	$487.6
Other	16.8	7.8	52.9	28.0
Restructuring and other costs, net	$(17.6)	$47.7	$129.1	$515.6

Restructuring

Our restructuring charges are primarily associated with restructuring portions of our operations (i.e., partial or complete facility closures). A partial facility closure may consist of shutting down a machine and/or a workforce reduction. We have previously incurred reduction in workforce actions, facility closure activities, impairment costs and certain lease terminations from time to time.

In fiscal 2023, we announced our plan to permanently cease operating our Tacoma, WA and North Charleston, SC containerboard mills. These mills ceased production in September 2023 and June 2023, respectively. The Tacoma and North Charleston mills' annual production capacity was 510,000 tons and 550,000 tons, respectively, of which approximately three-fifths and two-thirds, respectively, was shipped to external customers of the Global Paper segment. The combination of high operating costs and the need for significant capital investment were the determining factors in the decision to cease operations at these mills.

By closing these mills, significant capital that would have been required to keep the mills competitive in the future is expected to be deployed to improve key assets. Charges recognized are reflected in the table below in the Global Paper segment. We expect to record future restructuring charges, primarily associated with carrying costs. We expect these costs to be partially offset in a future period by proceeds from the sale of these facilities.

On May 1, 2024, we sold our North Charleston, SC containerboard mill and received proceeds of $99.9 million after certain fees and escrows and recorded a gain on sale of $55.6 million to restructuring and other costs, net. The gain is reflected in the Global Paper section of the table that follows.

The numbers in the table below, particularly in the cumulative and total expected columns, also include various impairments and other charges associated with our fiscal 2022 decisions to permanently cease operations at our Panama City, FL mill and to permanently close the corrugated medium manufacturing operations at the St. Paul, MN mill. See “Note 5. Restructuring and Other Costs, Net” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information.

While restructuring costs are not charged to our segments and, therefore, do not reduce each segment's Adjusted EBITDA (as hereinafter defined), we highlight the segment to which the charges relate. Since we do not allocate restructuring costs to our segments, charges incurred in the Global Paper segment will represent all charges associated with our vertically integrated mills and recycling operations. These operations manufacture for the benefit of each reportable segment that ultimately sells the associated paper and packaging products to our external customers.

The following table presents a summary of restructuring charges related to active restructuring initiatives that we incurred during the three and nine months ended June 30, 2024 and 2023, the cumulative recorded amount since we started the initiatives and our estimates of the total charges we expect to incur (in millions). These estimates are subject to a number of assumptions, and actual results may differ.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023	Cumulative	Total Expected
Corrugated Packaging
PP&E and related costs	$(5.5)	$7.9	$(4.9)	$6.7	$7.5	$7.5
Severance and other employee costs	(3.1)	1.5	1.6	6.8	20.3	20.4
Other restructuring costs	2.3	1.4	7.4	1.6	15.1	35.5
Restructuring total	$(6.3)	$10.8	$4.1	$15.1	$42.9	$63.4

Consumer Packaging
PP&E and related costs	$(1.0)	$1.0	$1.2	$1.0	$5.5	$5.5
Severance and other employee costs	0.8	5.8	25.4	14.4	53.1	53.1
Other restructuring costs	3.4	2.9	7.9	2.4	14.6	21.4
Restructuring total	$3.2	$9.7	$34.5	$17.8	$73.2	$80.0

Global Paper
PP&E and related costs	$(53.0)	$6.6	$(52.0)	$345.2	$903.7	$903.8
Severance and other employee costs	0.7	(3.4)	(4.2)	15.7	37.8	37.9
Other restructuring costs	15.7	5.8	85.5	74.8	210.3	254.5
Restructuring total	$(36.6)	$9.0	$29.3	$435.7	$1,151.8	$1,196.2

Distribution
Severance and other employee costs	$0.5	$0.9	$0.1	$1.9	$1.9	$1.9
Other restructuring costs	0.1	4.3	(2.7)	4.4	8.3	10.1
Restructuring total	$0.6	$5.2	$(2.6)	$6.3	$10.2	$12.0

Corporate
PP&E and related costs	$—	$—	$—	$0.6	$2.6	$2.6
Severance and other employee costs	2.1	(0.8)	3.3	3.1	10.5	10.5
Other restructuring costs	2.6	6.0	7.6	9.0	25.6	28.1
Restructuring total	$4.7	$5.2	$10.9	$12.7	$38.7	$41.2

Total
PP&E and related costs	$(59.5)	$15.5	$(55.7)	$353.5	$919.3	$919.4
Severance and other employee costs	1.0	4.0	26.2	41.9	123.6	123.8
Other restructuring costs	24.1	20.4	105.7	92.2	273.9	349.6
Restructuring total	$(34.4)	$39.9	$76.2	$487.6	$1,316.8	$1,392.8

We have defined “PP&E and related costs” as used in this Note 4 primarily as property, plant and equipment write-downs, subsequent adjustments to fair value for assets classified as held for sale, subsequent (gains) or losses on sales of property, plant and equipment, related parts and supplies on such assets, and deferred major maintenance costs, if any. We define "Other restructuring costs" as lease or other contract termination costs, facility carrying costs, equipment and inventory relocation costs, and other items, including impaired intangibles attributable to our restructuring actions.

Other Costs

Our other costs consist of acquisition, integration and divestiture costs. We incur costs when we acquire or divest businesses. Acquisition costs include costs associated with transactions, whether consummated or not, such as advisory, legal, accounting, valuation and other professional or consulting fees, as well as litigation costs associated with those activities. We incur integration costs pre- and post-acquisition that reflect work performed to facilitate merger and acquisition integration, such as work associated with information systems and other projects including spending to support future acquisitions, and primarily consist of professional services and labor. Divestiture costs consist primarily of similar professional fees. We consider acquisition, integration and divestiture costs to be corporate costs regardless of the segment or segments involved in the transaction.

The following table presents our acquisition, integration and divestiture costs (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Acquisition costs	$15.9	$1.7	$49.5	$13.9
Integration costs	0.7	1.0	2.7	7.1
Divestiture costs	0.2	5.1	0.7	7.0
Other total	$16.8	$7.8	$52.9	$28.0

Acquisition costs in fiscal 2024 and 2023 in the table above primarily include transaction costs related to the Transaction and the Mexico Acquisition, respectively.

Accruals

The following table summarizes the changes in the restructuring accrual, which is primarily composed of accrued severance and other employee costs, and a reconciliation of the restructuring accrual charges to the line item “Restructuring and other costs, net” on our consolidated statements of operations (in millions):

	Nine Months Ended
	June 30,
	2024	2023
Accrual at beginning of fiscal year	$55.5	$25.2
Additional accruals	39.7	50.0
Payments	(41.1)	(26.2)
Adjustment to accruals	(13.1)	(8.3)
Foreign currency rate changes and other	0.5	—
Accrual at June 30	$41.5	$40.7

Reconciliation of accruals and charges to restructuring and other costs, net (in millions):

	Nine Months Ended
	June 30,
	2024	2023
Additional accruals and adjustments to accruals (see table above)	$26.6	$41.7
PP&E and related costs	(55.7)	353.5
Severance and other employee costs	5.8	0.3
Acquisition costs	43.3	13.9
Integration costs	2.7	7.1
Divestiture costs	0.7	7.0
Other restructuring costs	105.7	92.1
Total restructuring and other costs, net	$129.1	$515.6

Other restructuring costs for the nine months ended June 30, 2024 in the previous table primarily include $80.7 million of facility carrying costs, $7.1 million of lease or other contract termination costs and $4.8 million of equipment relocation costs. Other restructuring costs for the nine months ended June 30, 2023 in the previous table primarily include $53.3 million of lease or other contract termination costs, $16.3 million of impaired intangibles attributable to our restructuring actions and $14.1 million of facility carrying costs.

Note 5. Retirement Plans

We have defined benefit pension plans and other postretirement benefit plans for certain U.S. and non-U.S. employees. Certain plans were frozen for salaried and non-union hourly employees at various times in the past, and nearly all of our remaining U.S. salaried and U.S. non-union hourly employees accruing benefits ceased accruing benefits as of December 31, 2020. In addition, we participate in several multiemployer pension plans (“MEPP” or “MEPPs”) that provide retirement benefits to certain union employees in accordance with various collective bargaining agreements and have participated in other MEPPs in the past. We also have supplemental executive retirement plans and other non-qualified defined benefit pension plans that provide unfunded supplemental retirement benefits to certain of our current and former executives. See “Note 6. Retirement Plans” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for more information regarding our involvement with retirement plans.

MEPPs

In the normal course of business, we evaluate our potential exposure to MEPPs, including potential withdrawal liabilities. In fiscal 2018, we submitted formal notification to withdraw from the Pace Industry Union-Management Pension Fund (“PIUMPF”) and recorded a withdrawal liability and a liability for our proportionate share of PIUMPF’s accumulated funding deficiency. Subsequently, in fiscal 2019 and 2020, we received demand letters from PIUMPF, including a demand for withdrawal liabilities and for our proportionate share of PIUMPF's accumulated funding deficiency. In July 2021, PIUMPF filed suit against us in the U.S. District Court for the Northern District of Georgia claiming the right to recover our pro rata share of the pension fund’s accumulated funding deficiency along with interest, liquidated damages and attorney's fees. We believe we are adequately reserved for this matter. See “Note 6. Retirement Plans — Multiemployer Plans” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information on our MEPPs and see “Note 16. Commitments and Contingencies — Other Litigation” for additional information on the litigation.

At June 30, 2024 and September 30, 2023, we had recorded withdrawal liabilities of $208.9 million and $203.2 million, respectively, including liabilities associated with PIUMPF's accumulated funding deficiency demands.

Pension and Postretirement Cost

The following table presents a summary of the components of net pension cost (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Service cost	$6.1	$6.2	$19.0	$21.6
Interest cost	67.0	64.8	199.5	192.9
Expected return on plan assets	(76.6)	(76.5)	(229.6)	(227.8)
Amortization of net actuarial loss	9.1	14.6	25.3	43.8
Amortization of prior service cost	2.2	2.0	6.1	6.0
Company defined benefit plan cost	7.8	11.1	20.3	36.5
Multiemployer and other plans	0.5	0.4	1.3	1.1
Net pension cost	$8.3	$11.5	$21.6	$37.6

The non-service elements of our pension and postretirement cost set forth in this Note 5 are reflected in the consolidated statements of operations line item “Pension and other postretirement non-service cost” other than charges associated with restructuring initiatives. The service cost components are reflected in “Cost of goods sold” and “Selling, general and administrative expense excluding intangible amortization” line items.

We maintain other postretirement benefit plans that provide certain health care and life insurance benefits for certain salaried and hourly employees who meet specified age and service requirements as defined by the plans. The following table presents a summary of the components of the net postretirement cost (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Service cost	$0.2	$0.3	$0.6	$0.7
Interest cost	2.0	1.8	5.7	5.4
Amortization of net actuarial gain	(0.3)	(1.2)	(2.9)	(3.5)
Amortization of prior service credit	(0.2)	(0.2)	(0.5)	(0.5)
Curtailment loss	1.5	—	1.5	—
Net postretirement cost	$3.2	$0.7	$4.4	$2.1

Employer Contributions

During the three and nine months ended June 30, 2024, we made contributions to our qualified and supplemental defined benefit pension plans of $7.6 million and $16.4 million, respectively, and for the three and nine months ended June 30, 2023, we made contributions of $4.8 million and $19.8 million, respectively.

During the three and nine months ended June 30, 2024, we funded an aggregate of $1.9 million and $5.2 million, respectively, to our other postretirement benefit plans and for the three and nine months ended June 30, 2023, we funded an aggregate of $1.8 million and $5.4 million, respectively.

Note 6. Income Taxes

The effective tax rate for the three and nine months ended June 30, 2024 was 34.5% and 33.9%, respectively. The effective tax rates were impacted by (i) the exclusion of tax benefits related to losses recorded by certain foreign operations, (ii) uncertain tax benefits and (iii) income derived from certain foreign jurisdictions subject to higher tax rates, partially offset by (iv) benefits from research and development credits and other credits.

The effective tax rate for the three and nine months ended June 30, 2023 was 24.9% and a benefit of 2.3%, respectively. The effective tax rates were impacted by (i) the tax effects related to the Mexico Acquisition, (ii) research and development and other tax credits, (iii) the inclusion of state taxes, (iv) income derived from certain foreign jurisdictions subject to higher tax rates and (v) the exclusion of tax benefits related to losses recorded by certain foreign operations. The lower tax rate in the nine months ended June 30, 2023 was primarily due to the tax effects of the goodwill impairment.

During the nine months ended June 30, 2024 and June 30, 2023, cash paid for income taxes, net of refunds, was $280.5 million and $197.2 million, respectively.

On August 16, 2022, the Inflation Reduction Act was signed into law, with tax provisions primarily focused on implementing a 15% minimum tax on global adjusted financial statement income and a 1% excise tax on share repurchases. We do not believe the provisions of the Inflation Reduction Act have had a material impact on our financial results.

Note 7. Segment Information

We have reported our financial results of operations in the following four reportable segments:

•	Corrugated Packaging, which substantially consists of our integrated corrugated converting operations and generates its revenues primarily from the sale of corrugated containers and other corrugated products, including the operations acquired in the Mexico Acquisition;

•	Consumer Packaging, which consists of our integrated consumer converting operations and generates its revenues primarily from the sale of consumer packaging products such as folding cartons, interior partitions (before divestiture in September 2023) and other consumer products;

•	Global Paper, which consists of our commercial paper operations and generates its revenues primarily from the sale of containerboard and paperboard to external customers; and

•	Distribution, which consists of our distribution and display assembly operations and generates its revenues primarily from the distribution of packaging products and assembly of display products.

We determined our operating segments based on the products and services we have offered. Our operating segments are consistent with our internal management structure prior to consummation of the Transaction, and we did not aggregate operating segments. We have reported the benefit of vertical integration with our mills in each reportable segment that ultimately sells the associated paper and packaging products to our external customers. We accounted for intersegment sales at prices that approximate market prices.

Adjusted EBITDA has been our measure of segment profitability in accordance with ASC 280, “Segment Reporting” (“ASC 280”) because it was used by our chief operating decision maker (“CODM”) to make decisions regarding allocation of resources and to assess segment performance. Certain items are not allocated to our operating segments and, thus, the information that our CODM used to make operating decisions and assess performance does not reflect such amounts. Adjusted EBITDA is defined as pre-tax earnings of a reportable segment before depreciation, depletion and amortization, and excludes the following items our CODM did not consider part of our segment performance: multiemployer pension withdrawal income, restructuring and other costs, net, impairment of goodwill, non-allocated expenses, interest expense, net, other (expense) income, net, loss on sale of RTS and Chattanooga, and other adjustments – each as outlined in the table below (“Adjusted EBITDA”). Management determined excluding these items was useful in the evaluation of operating performance from period to period because these items were not representative of our ongoing operations or were items our CODM did not consider part of our reportable segments.

The tables in this Note 7 show selected financial data for our reportable segments (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales (aggregate):
Corrugated Packaging	$2,502.6	$2,565.7	$7,320.8	$7,530.5
Consumer Packaging	1,139.2	1,250.6	3,312.0	3,730.7
Global Paper	966.0	1,065.7	2,900.5	3,357.5
Distribution	276.5	317.8	838.2	946.6
Total	$4,884.3	$5,199.8	$14,371.5	$15,565.3
Less net sales (intersegment):
Corrugated Packaging	$65.7	$69.5	$187.8	$219.5
Consumer Packaging	8.7	7.7	22.4	19.9
Distribution	2.0	1.5	6.7	4.1
Total	$76.4	$78.7	$216.9	$243.5
Net sales (unaffiliated customers):
Corrugated Packaging	$2,436.9	$2,496.2	$7,133.0	$7,311.0
Consumer Packaging	1,130.5	1,242.9	3,289.6	3,710.8
Global Paper	966.0	1,065.7	2,900.5	3,357.5
Distribution	274.5	316.3	831.5	942.5
Total	$4,807.9	$5,121.1	$14,154.6	$15,321.8
Adjusted EBITDA:
Corrugated Packaging	$372.2	$429.7	$1,017.9	$1,166.6
Consumer Packaging	205.6	230.0	572.1	631.9
Global Paper	102.9	177.0	350.8	521.4
Distribution	7.5	6.0	25.4	26.1
Total	688.2	842.7	1,966.2	2,346.0
Depreciation, depletion and amortization	(394.6)	(382.5)	(1,164.8)	(1,151.5)
Multiemployer pension withdrawal income	—	12.2	—	12.2
Restructuring and other costs, net	17.6	(47.7)	(129.1)	(515.6)
Impairment of goodwill	—	—	—	(1,893.0)
Non-allocated expenses	(41.5)	(40.8)	(130.5)	(103.4)
Interest expense, net	(107.7)	(108.1)	(309.9)	(313.8)
Other (expense) income, net	(16.9)	1.4	(35.1)	8.8
Loss on sale of RTS and Chattanooga	—	—	(1.5)	—
Other adjustments	(21.3)	(6.8)	(82.1)	(185.8)
Income (loss) before income taxes	$123.8	$270.4	$113.2	$(1,796.1)

See “Note 4. Restructuring and Other Costs, Net” for additional information on how the Restructuring and other costs, net relate to our reportable segments.

Additional selected financial data (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Depreciation, depletion and amortization:
Corrugated Packaging	$208.3	$204.2	$616.2	$607.6
Consumer Packaging	93.9	85.8	271.3	255.4
Global Paper	81.7	84.1	248.4	264.4
Distribution	8.2	6.9	23.0	20.7
Corporate	2.5	1.5	5.9	3.4
Total	$394.6	$382.5	$1,164.8	$1,151.5

Other adjustments:
Corrugated Packaging	$1.6	$(21.3)	$8.4	$33.2
Consumer Packaging	5.0	0.3	12.0	59.9
Global Paper	(0.2)	5.2	2.0	31.8
Distribution	—	0.1	(0.3)	0.1
Corporate	14.9	22.5	60.0	60.8
Total	$21.3	$6.8	$82.1	$185.8

Equity in income (loss) of unconsolidated entities:
Corrugated Packaging	$3.8	$23.4	$9.8	$(8.4)
Consumer Packaging	—	—	0.1	—
Global Paper	—	0.3	1.0	0.6
Total	$3.8	$23.7	$10.9	$(7.8)

Other adjustments in the table above for the three months ended June 30, 2024 consist primarily of:

•	business systems transformation costs in Corporate of $14.9 million, and

•	losses at facilities in the process of being closed of $6.4 million (excluding depreciation and amortization), split across our segments

Other adjustments in the table above for the nine months ended June 30, 2024 consist primarily of:

•	business systems transformation costs in Corporate of $60.0 million, and

•	losses at facilities in the process of being closed of $21.3 million (excluding depreciation and amortization), split across our segments

Other adjustments in the table above for the three months ended June 30, 2023 consist primarily of:

•	a $19.2 million gain on sale of an unconsolidated displays joint venture in our Corrugated Packaging segment, and

•	business systems transformation costs in Corporate of $22.6 million.

Other adjustments in the table above for the nine months ended June 30, 2023 consist primarily of:

•	a $46.8 million non-cash, pre-tax loss in the Corrugated Packaging segment related to the Mexico Acquisition as discussed in “Note 3. Acquisitions” that was partially offset by a $19.2 million gain on sale of an unconsolidated displays joint venture in our Corrugated Packaging segment,

•	incremental work stoppage costs at our Mahrt mill of $58.5 million pre-tax in our Consumer Packaging segment and $19.3 million pre-tax in our Global Paper segment,

•	business systems transformation costs in Corporate of $60.3 million, and

•	acquisition accounting inventory-related adjustments of $7.6 million and $5.5 million in the Corrugated Packaging and Global Paper segments, respectively.

Prior Year Goodwill Impairment

We review the carrying value of our goodwill annually at the beginning of the fourth quarter of each fiscal year, or more often if events or changes in circumstances indicate that the carrying amount may exceed fair value. In the second quarter of fiscal 2023, due to the sustained decrease in our market capitalization and the further deterioration of macroeconomic conditions, including the impact of soft demand, pricing pressure and elevated inflation, which negatively affected our long-term forecasts in certain segments, we concluded that impairment indicators existed. As a result, we completed an interim quantitative goodwill impairment test in conjunction with our normal quarterly reporting process and recorded a pre-tax, non-cash impairment charge of $1,893.0 million ($1,829.8 million after-tax); $1,378.7 million in the Global Paper reportable segment and $514.3 million in the Corrugated Packaging reportable segment. See “Note 8. Segment Information — Interim Goodwill Impairment Analysis” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information.

Note 8. Interest Expense, Net

The components of interest expense, net are as follows (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Interest expense	$(137.6)	$(141.9)	$(413.8)	$(395.1)
Interest income	29.9	33.8	103.9	81.3
Interest expense, net	$(107.7)	$(108.1)	$(309.9)	$(313.8)

Cash paid for interest, net of amounts capitalized, was $311.7 million and $306.1 million during the nine months ended June 30, 2024 and June 30, 2023, respectively.

Note 9. Inventories

We value substantially all of our U.S. inventories at the lower of cost or market, with cost determined on a last-in first-out (“LIFO”) basis. We value all other inventories at the lower of cost and net realizable value, with cost determined using methods that approximate cost computed on a first-in first-out (“FIFO”) basis. These other inventories represent primarily foreign inventories, distribution business inventories, spare parts inventories and certain inventoried supplies.

The components of inventories were as follows (in millions):

	June 30, 2024	September 30, 2023
Finished goods and work in process	$1,039.8	$1,044.9
Raw materials	1,016.1	1,049.8
Spare parts and supplies	541.5	578.2
Inventories at FIFO cost	2,597.4	2,672.9
LIFO reserve	(320.1)	(341.4)
Net inventories	$2,277.3	$2,331.5

Note 10. Property, Plant and Equipment

The components of property, plant and equipment were as follows (in millions):

	June 30, 2024	September 30, 2023
Property, plant and equipment at cost:
Land and buildings	$3,096.3	$2,994.7
Machinery and equipment	17,290.5	17,682.4
Forestlands	98.7	105.2
Transportation equipment	21.8	27.3
Leasehold improvements	121.4	98.8
Construction in progress	901.4	967.8
	21,530.1	21,876.2
Less: accumulated depreciation, depletion and amortization	(10,472.1)	(10,813.0)
Property, plant and equipment, net	$11,058.0	$11,063.2

Accrued additions to property, plant and equipment at June 30, 2024 and September 30, 2023 were $210.1 million and $165.2 million, respectively.

Note 11. Fair Value

Assets and Liabilities Measured or Disclosed at Fair Value

We estimate fair values in accordance with ASC 820, “Fair Value Measurement”. We have not changed the valuation techniques for measuring the fair value of any financial assets or liabilities during the fiscal year. See “Note 13. Fair Value” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for more information. We disclose the fair value of our debt in “Note 12. Debt”. We disclose the fair value of our derivative instruments in “Note 14. Derivatives” and our restricted assets and non-recourse liabilities held by special purpose entities in “Note 15. Special Purpose Entities”. We disclose the fair value of our pension and postretirement assets and liabilities in “Note 6. Retirement Plans” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K.

Financial Instruments Not Recognized at Fair Value

Financial instruments not recognized at fair value on a recurring or nonrecurring basis include cash and cash equivalents, accounts receivable, certain other current assets, short-term debt, accounts payable, certain other current liabilities and long-term debt. With the exception of long-term debt, the carrying amounts of these financial instruments generally approximate their fair values due to their short maturities.

Nonrecurring Fair Value Measurements

We measure certain assets and liabilities at fair value on a nonrecurring basis. These assets and liabilities include equity method investments when they become subject to fair value remeasurement upon obtaining control due to a step-up acquisition or when they are deemed to be other-than-temporarily impaired, investments for which the fair value measurement alternative is elected, assets acquired and liabilities assumed when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in a merger or an acquisition or in a nonmonetary exchange, property, plant and equipment, right-of-use (“ROU”) assets related to operating or finance leases, and goodwill and other intangible assets that are written down to fair value when they are held for sale or determined to be impaired. In the second quarter of fiscal 2023, we recorded a $1.9 billion pre-tax, non-cash goodwill impairment charge. See “Note 7. Segment Information” for additional information. See “Note 4. Restructuring and Other Costs, Net” for impairments associated with restructuring activities including the impairment of our North Charleston, SC containerboard mill in the second quarter of fiscal 2023 and other such similar items presented as “PP&E and related costs”. During the three and nine months ended June 30, 2024 and 2023, we did not have any significant nonfinancial assets or liabilities, other than goodwill and restructuring, that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.

Accounts Receivable Monetization Agreements

On September 11, 2023, we terminated our existing $700.0 million accounts receivable monetization facility to sell to a third-party financial institution all of the short-term receivables generated from certain customer trade accounts. On the same date, we entered into a new replacement $700.0 million facility (the “Monetization Agreement”) with Coöperatieve Rabobank U.A., New York Branch, as purchaser, (“Rabo”) on substantially the same terms as the former agreement. The Monetization Agreement provided for, among other things, (i) an extension of the scheduled termination date until September 13, 2024, and (ii) the ability to effectuate the Transaction without any additional consent from Rabo or the triggering of a notification event under the Monetization Agreement. The terms of the Monetization Agreement limit the balance of receivables sold to the amount available to fund such receivables sold, thereby eliminating the receivable for proceeds from the financial institution at any transfer date. Transfers under the Monetization Agreement meet the requirements to be accounted for as sales in accordance with guidance in ASC 860, “Transfers and Servicing” (“ASC 860”). We pay a monthly yield on investment to Rabo at a rate equal to adjusted Term SOFR plus a margin on the outstanding amount of Rabo’s investment.

We also have a similar $110.0 million facility that was amended on December 2, 2022 to extend the term through December 4, 2023 and to include certain general revisions. The facility was again amended on December 4, 2023 to include certain fee and other general revisions, including the extension of the term through December 4, 2024 and the ability to effectuate the Transaction without any additional consent from the counterparty. The facility purchase limit was unchanged and the facility remains uncommitted.

The customers from these facilities are not included in the Receivables Securitization Facility (as hereinafter defined) that is discussed in “Note 12. Debt”.

The following table presents a summary of these accounts receivable monetization agreements for the nine months ended June 30, 2024 and June 30, 2023 (in millions):

	Nine Months Ended
	June 30,
	2024	2023
Receivable from financial institutions at beginning of fiscal year	$—	$—
Receivables sold to the financial institutions and derecognized	(1,976.2)	(2,112.8)
Receivables collected by financial institutions	1,998.8	2,117.8
Cash payments to financial institutions	(22.6)	(5.0)
Receivable from financial institutions at June 30	$—	$—

Receivables sold under these accounts receivable monetization agreements as of the respective balance sheet dates were approximately $669.6 million and $692.2 million as of June 30, 2024 and September 30, 2023, respectively.

Cash proceeds or payments related to the receivables sold are included in Net cash provided by operating activities in the consolidated statements of cash flows in the accounts receivable line item. While the expense recorded in connection with the sale of receivables may vary based on current rates and levels of receivables sold, the expense recorded in connection with the sale of receivables was $11.5 million and $36.9 million for the three and nine months ended June 30, 2024, respectively, and $12.0 million and $36.2 million for the three and nine months ended June 30, 2023, respectively, and is recorded in “Other (expense) income, net” in the consolidated statements of operations. Although the sales are made without recourse, we maintain continuing involvement with the sold receivables as we provide collections services related to the transferred assets. The associated servicing liability is not material given the high credit quality of the customers underlying the receivables and the anticipated short collection period.

Note 12. Debt

Our outstanding indebtedness consists primarily of public bonds and borrowings under credit facilities. The public bonds issued by WRKCo Inc. (“WRKCo”) and WestRock MWV, LLC (“MWV”) are guaranteed by WestRock Company and certain of its subsidiaries. The public bonds are unsecured, unsubordinated obligations that rank equally in right of payment with all of our existing and future unsecured, unsubordinated obligations. The bonds are effectively subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt and to the obligations of our non-debtor/guarantor subsidiaries. The industrial development bonds associated with the finance lease obligations of MWV are guaranteed by WestRock Company and certain of its subsidiaries. At June 30, 2024, all of our debt was unsecured with the exception of our Receivables Securitization Facility (as defined below) and finance lease obligations.

The following table shows the carrying value of the individual components of our debt (in millions):

	June 30, 2024	September 30, 2023
Public bonds due fiscal 2025 to 2028	$2,941.2	$2,938.6
Public bonds due fiscal 2029 to 2033	2,728.6	2,739.5
Public bonds due fiscal 2037 to 2047	177.0	177.3
Revolving credit and swing facilities	23.7	32.0
Term loan facilities	1,348.0	1,347.4
Receivables securitization	525.0	425.0
Commercial paper	418.2	283.9
International and other debt	19.1	61.9
Finance lease obligations	515.6	472.6
Vendor financing and commercial card programs	117.3	105.7
Total debt	8,813.7	8,583.9
Less: current portion of debt	1,189.6	533.0
Long-term debt due after one year	$7,624.1	$8,050.9

A portion of the debt classified as long-term may be paid down earlier than scheduled at our discretion without penalty. Our credit facilities in effect as of June 30, 2024 contained certain restrictive covenants, including a covenant to satisfy a debt to capitalization ratio. We tested and reported our compliance with these covenants as required by these facilities and were in compliance with them as of June 30, 2024.

The estimated fair value of our debt was approximately $8.7 billion as of June 30, 2024 and $8.1 billion at September 30, 2023. The fair value of our debt is categorized as level 2 within the fair value hierarchy and either is primarily based on quoted prices for those or similar instruments in a less active market, or approximates their carrying amount, as the variable interest rates reprice frequently at observable current market rates.

See “Note 14. Debt” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information on our debt, including interest rates on that debt.

Revolving Credit Facilities

Revolving Credit Facility

On July 7, 2022, we entered into a credit agreement (the “Revolving Credit Agreement”) that included a five-year senior unsecured revolving credit facility in an aggregate amount of $2.3 billion, consisting of a $1.8 billion U.S. revolving facility and a $500 million multicurrency revolving facility (collectively, the “Revolving Credit Facility”) with Wells Fargo Bank, National Association, as administrative agent and multicurrency agent. The Revolving Credit Facility was guaranteed by WestRock Company and certain of its subsidiaries as set forth in the Revolving Credit Agreement. At June 30, 2024 and September 30, 2023, there were no amounts outstanding under the facility.

European Revolving Credit Facility

On July 7, 2022, we entered into a credit agreement (the "European Revolving Credit Agreement") with Rabo, as administrative agent. The European Revolving Credit Agreement provides for a three-year senior unsecured revolving credit facility in an aggregate amount of €700.0 million and includes an incremental €100.0 million accordion feature (the “European Revolving Credit Facility”). The European Revolving Credit Facility was guaranteed by WestRock Company and certain of its subsidiaries as set forth in the European Revolving Credit Agreement. At June 30, 2024 and September 30, 2023, there were no amounts outstanding under the facility.

Term Loan Facilities

Farm Loan Credit Facility

On July 7, 2022, we amended and restated the prior credit agreement (the “Farm Credit Facility Agreement”) with CoBank, ACB, as administrative agent. The Farm Credit Facility Agreement provides for a seven-year senior unsecured term loan facility in an aggregate principal amount of $600 million (the “Farm Credit Facility”). At any time, we have the ability to request an increase in the principal amount by up to $400 million by written notice. As of June 30, 2024, the Farm Credit Facility was guaranteed by WestRock Company and certain of its subsidiaries as set forth in the Farm Credit Facility Agreement. The carrying value of this facility at June 30, 2024 and September 30, 2023 was $598.6 million and $598.4 million, respectively.

Delayed Draw Term Facility

On August 18, 2022, we amended the Revolving Credit Agreement (the “Amended Credit Agreement”) to add a three-year senior unsecured delayed draw term loan facility with an aggregate principal amount of up to $1.0 billion (the “Delayed Draw Term Facility”) that could be drawn in a single draw through May 31, 2023. On November 28, 2022, in connection with the Mexico Acquisition, we drew upon the facility in full. The Delayed Draw Term Facility was guaranteed by WestRock Company and certain of its subsidiaries as set forth in the Amended Credit Agreement. We had the option to extend the maturity date by one year with full lender consent. The one-year maturity extension would have cost a fee of 20 basis points. The carrying value of this facility at June 30, 2024 and September 30, 2023 was $749.4 million and $749.0 million, respectively.

Receivables Securitization Facility

On February 28, 2023, we amended our existing $700.0 million receivables securitization agreement (the “Receivables Securitization Facility”), primarily to extend the maturity to February 27, 2026 and to complete the transition from LIBOR to Term SOFR. At June 30, 2024 and September 30, 2023, maximum available borrowings, excluding amounts outstanding under the Receivables Securitization Facility, were $700.0 million and $700.0 million, respectively. The carrying amount of accounts receivable collateralizing the maximum available borrowings at June 30, 2024 and September 30, 2023 were approximately $1,097.4 million and $1,177.6 million, respectively. We have continuing involvement with the underlying receivables as we provide credit and collections services pursuant to the Receivables Securitization Facility. At June 30, 2024 and September 30, 2023, there was $525.0 million and $425.0 million borrowed under this facility, respectively.

Commercial Paper

On December 7, 2018, we established an unsecured commercial paper program with WRKCo as the issuer. Under the program, we may issue senior short-term unsecured commercial paper notes in an aggregate principal amount at any time not to exceed $1.0 billion with up to 397-day maturities. The program has no expiration date and can be terminated by either the agent or us with not less than 30 days’ notice. At June 30, 2024, our Revolving Credit Facility was intended to backstop the commercial paper program. Amounts available under the program may be borrowed, repaid and re-borrowed from time to time. At June 30, 2024 and September 30, 2023, there was $418.2 million and $283.9 million issued, respectively.

Transaction-Related Changes

In September 2023, following completion of consent solicitations, we entered into supplemental indentures governing certain outstanding public bonds to, among other things, amend the definition of “Change of Control” to add an exception for the then proposed Transaction. In September 2023, we also amended certain facilities to provide that the then proposed Transaction would not constitute a “Change in Control” thereunder. See “Note 14. Debt” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information.

In connection with the Transaction, all outstanding commitments were terminated and all outstanding loans were repaid under the Revolving Credit Facility, the Delayed Draw Term Facility and the European Revolving Credit Facility. In addition, the Farm Loan Credit Facility, the Receivables Securitization Facility and the unsecured commercial paper program were each amended and restated to, among other things, include the guarantee of obligations thereunder by Smurfit Westrock and/or certain other subsidiaries thereof. We also entered into supplemental indentures with respect to our public bonds to include the guarantee of obligations thereunder by Smurfit Westrock and certain other subsidiaries thereof.

Note 13. Leases

We lease various real estate, including certain operating facilities, warehouses, office space and land. We also lease material handling equipment, vehicles and certain other equipment. Our total lease cost, net was $111.9 million and $333.5 million during the three and nine months ended June 30, 2024, respectively. Our total lease cost, net was $119.7 million and $316.3 million during the three and nine months ended June 30, 2023, respectively. We obtained $84.0 million and $136.9 million of ROU assets in exchange for lease liabilities for operating leases during the nine months ended June 30, 2024 and 2023, respectively. Additionally, we obtained $93.9 million and $2.2 million of ROU assets in exchange for lease liabilities for finance leases during the nine months ended June 30, 2024 and 2023, respectively.

Supplemental Balance Sheet Information Related to Leases

The table below presents supplemental balance sheet information related to leases (in millions):

	Consolidated Balance Sheet Caption	June 30, 2024	September 30, 2023
Operating leases:
Operating lease right-of-use asset	Other noncurrent assets	$606.6	$648.5

Current operating lease liabilities	Other current liabilities	$193.8	$202.4
Noncurrent operating lease liabilities	Other noncurrent liabilities	457.8	499.7
Total operating lease liabilities		$651.6	$702.1

Finance leases:
Property, plant and equipment		$451.6	$400.6
Accumulated depreciation		(81.9)	(105.3)
Property, plant and equipment, net		$369.7	$295.3

Current finance lease liabilities	Current portion of debt	$28.1	$62.9
Noncurrent finance lease liabilities	Long-term debt due after one year	487.5	409.7
Total finance lease liabilities		$515.6	$472.6

Our finance lease portfolio includes certain assets that are either fully depreciated or transferred for which the lease arrangement requires a one-time principal repayment on the maturity date of the lease obligation.

Note 14. Derivatives

We are exposed to risks from changes in, among other things, commodity price risk, foreign currency exchange risk and interest rate risk. To manage these risks, from time to time and to varying degrees, we have entered into a variety of financial derivative transactions and certain physical commodity transactions that are determined to be derivatives.

We have designated certain natural gas commodity contracts as cash flow hedges for accounting purposes. Therefore, the entire change in fair value of the financial derivative instrument is reported as a component of other comprehensive loss and reclassified into earnings in the same line item associated with the forecasted transaction, and in the same period or periods during which the forecasted transaction affects earnings. Fair value measurements for our natural gas commodity derivatives are classified under level 2 because such measurements are estimated based on observable inputs such as commodity future prices. Approximately three-fourths of our natural gas purchases for our U.S. and Canadian mill operations are tied to NYMEX. Historically ,our natural gas hedging positions were entered in layers over multiple months and up to 12 months in advance to achieve a targeted hedging volume of up to 80% of our anticipated NYMEX-based natural gas purchases.

For financial derivative instruments that are not designated as accounting hedges, the entire change in fair value of the financial instrument is reported immediately in current period earnings.

The following table sets forth the outstanding notional amounts related to our derivative instruments (in millions):

	Metric	June 30, 2024	September 30, 2023
Designated cash flow hedges:
Natural gas commodity contracts	MMBtu (1)	18.4	22.0

(1)	One million British Thermal Units ("MMBtu")

The following table sets forth the location and fair values of our derivative instruments (in millions):

	Consolidated Balance Sheet Caption	June 30, 2024	September 30, 2023
Designated cash flow hedges:
Natural gas commodity contracts	Other current liabilities (1)	$3.3	$6.3

(1)	At June 30, 2024 and September 30, 2023, liability positions by counterparty were partially offset by $0.9 million and $0.2 million, respectively, of asset positions where we had an enforceable right of netting.

The following table sets forth gains (losses) recognized in accumulated other comprehensive loss, net of tax for cash flow hedges (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Natural gas commodity contracts	$7.7	$14.7	$2.3	$(0.6)

The following table sets forth amounts of gains (losses) recognized in the consolidated statements of operations for cash flow hedges reclassified from accumulated other comprehensive loss (in millions):

		Three Months Ended		Nine Months Ended
		June 30,		June 30,
	Consolidated Statement of Operations Caption	2024	2023	2024	2023
Natural gas commodity contracts	Cost of goods sold	$(8.2)	$(20.2)	$(25.4)	$(60.2)

The following table sets forth amounts of gains (losses) recognized in the consolidated statements of operations for derivatives not designated as hedges (in millions):

		Three Months Ended		Nine Months Ended
		June 30,		June 30,
	Consolidated Statement of Operations Caption	2024	2023	2024	2023
Foreign currency contracts	Other (expense) income, net	$—	$—	$—	$19.7

Note 15. Special Purpose Entities

Pursuant to the sale of certain forestlands in 2007 and 2013, special purpose entities (“SPEs”) received and WestRock assumed upon the strategic combination of Rock-Tenn Company and MeadWestvaco Corporation's respective businesses, certain installment notes receivable (“Timber Notes”), and using these installment notes as collateral, the SPEs received proceeds under secured financing agreements (“Non-recourse Liabilities”). See “Note 17. Special Purpose Entities” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information.

The restricted assets and non-recourse liabilities held by SPEs are included in the consolidated balance sheets in the following (in millions):

	June 30, 2024	September 30, 2023
Other current assets	$—	$862.1
Other noncurrent assets	$385.2	$382.7

Other current liabilities	$—	$776.7
Other noncurrent liabilities	$331.6	$330.2

The decrease in Other current assets and Other current liabilities subsequent to September 30, 2023 reflects the collection of an installment note receivable of $860 million and payment of a secured financing liability of $774 million in December 2023. This resulted in a receipt of $88.1 million, net of interest and other items, from the related SPE to the Company.

The carrying value of the remaining restricted asset and non-recourse liability as of June 30, 2024 approximates fair value due to their floating rates. As of September 30, 2023, the aggregate fair value of the Timber Notes and Non-recourse Liabilities was $1,257.2 million and $1,112.4 million, respectively. Fair values of the Timber Notes and Non-recourse Liabilities are classified as level 2 within the fair value hierarchy.

The restricted assets and non-recourse liabilities have the following activity (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Interest income on Timber Notes (1)	$6.3	$14.4	$25.2	$41.4
Interest expense on Timber Loans (1)	$5.5	$12.7	$21.6	$36.9
Cash receipts on Timber Notes (2)	$5.4	$27.4	$43.2	$56.2
Cash payments on Timber Loans (2)	$5.1	$28.8	$38.9	$55.9

(1)	Presented in Interest expense, net on the accompanying Consolidated Statements of Operations.
(2)	Included as part of operating cash flows on the accompanying Consolidated Statements of Cash Flows.

Note 16. Commitments and Contingencies

Environmental

Environmental compliance requirements are a significant factor affecting our business. Our manufacturing processes are subject to numerous federal, state, local and international environmental laws and regulations, as well as the requirements of environmental permits and similar authorizations issued by various governmental authorities. We have incurred, and expect that we will continue to incur, significant capital, operating and other expenditures complying with applicable environmental laws and regulations. Changes in these laws, as well as litigation relating to these laws, could result in more stringent or additional environmental compliance obligations for the Company that may require additional capital investments or increase our operating costs.

We are involved in various administrative and other proceedings relating to environmental matters that arise in the normal course of business, and we may become involved in similar matters in the future. Although the ultimate outcome of these proceedings cannot be predicted and we cannot at this time estimate any reasonably possible losses based on available information, we do not believe that the currently expected outcome of any environmental proceedings and claims that are pending or threatened against us will have a material adverse effect on our results of operations, financial condition or cash flows.

We face potential liability under federal, state, local and international laws as a result of releases of hazardous substances into the environment from various sites owned and operated by third parties at which Company-generated wastes have allegedly been deposited.

In addition, certain of our current or former locations are being investigated or remediated under various environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”). Based on information known to us and assumptions, we do not believe that the costs of any ongoing investigation and remediation projects will have a material adverse effect on our results of operations, financial condition or cash flows. However, the discovery of contamination or the imposition of additional obligations, including investigation or remediation triggered by the closures or sales of former manufacturing facilities, and/or natural resources damages at these or other sites in the future, could impact our results of operations, financial condition or cash flows.

See “Note 19. Commitments and Contingencies” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for information related to environmental matters.

As of June 30, 2024, we had $10.9 million reserved for environmental liabilities on an undiscounted basis, of which $4.4 million is included in Other noncurrent liabilities and $6.5 million is included in Other current liabilities, on the consolidated balance sheets, including amounts accrued in connection with environmental obligations relating to manufacturing facilities that we have closed. We believe the liabilities for these matters were adequately reserved at June 30, 2024.

Climate Change

Climate change presents risks and uncertainties for us. Unpredictable weather patterns or extended periods of severe weather may result in interruptions to our manufacturing operations, as well as supply chain disruptions and increased material costs, such as through impacts to virgin fiber supplies and prices, which may fluctuate during prolonged periods of heavy rain or drought, during tree disease or insect epidemics or other environmental conditions that may be caused by variations in climate conditions. To the extent that severe weather or other climate-related risks materialize, and we are unprepared for them, we may incur unexpected costs, which could have a material effect on our results of operations, cash flows and financial condition, and the trading price of our Common Stock may be adversely impacted.

Responses to climate change may result in regulatory risks as new laws and regulations aimed at reducing greenhouse gas (“GHG”) emissions come into effect. We have systems in place for tracking the GHG emissions from our energy-intensive facilities, and we monitor developments in climate-related laws, regulations and policies to assess the potential impact of such developments on our results of operations, financial condition, cash flows and disclosure obligations. Compliance with climate programs may require future expenditures to meet GHG emission reduction obligations in future years.

See “Note 19. Commitments and Contingencies” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for information related to climate change.

Brazil Tax Liability

We are challenging claims by the Brazil Federal Revenue Department that we underpaid tax, penalties and interest associated with a claim that a subsidiary of MeadWestvaco Corporation (the predecessor of MWV) had reduced its tax liability related to the goodwill generated by the 2002 merger of two of its Brazilian subsidiaries. The matter has proceeded through the Brazil Administrative Council of Tax Appeals (“CARF”) principally in two proceedings, covering tax years 2003 to 2008 and 2009 to 2012. The tax and interest claim relating to tax years 2009 to 2012 was finalized and is now the subject of an annulment action we filed in the Brazil federal court. CARF notified us of its final decision regarding the tax, penalties and interest claims relating to tax years 2003 to 2008 on June 3, 2020. We have filed an annulment action in Brazil federal court with respect to that decision as well. The dispute related to fraud penalties for tax years 2009 to 2012 was resolved by CARF in favor of WestRock in fiscal 2023.

We assert that we have no liability in these matters. The total amount in dispute before CARF and in the annulment actions relating to the claimed tax deficiency was R$738 million ($133 million) as of June 30, 2024, including various penalties and interest. The U.S. dollar equivalent has fluctuated significantly due to changes in exchange rates. The amount of our uncertain tax position reserve for this matter, which excludes certain penalties, is included in the unrecognized tax benefits table in our Fiscal 2023 Form 10-K; see “Note 7. Income Taxes” of the Notes to Consolidated Financial Statements in the Fiscal 2023 Form 10-K for additional information. Resolution of the uncertain tax positions could have a material adverse effect on our cash flows and results of operations or materially benefit our results of operations in future periods depending upon their ultimate resolution.

Other Litigation

During fiscal 2018, we submitted formal notification to withdraw from PIUMPF and recorded a liability associated with the withdrawal. Subsequently, in fiscal 2019 and 2020, we received demand letters from PIUMPF, including a demand for withdrawal liabilities and for our proportionate share of PIUMPF's accumulated funding deficiency, and we refined our liability, the impact of which was not significant. We began making monthly payments for the PIUMPF withdrawal liabilities in fiscal 2020, excluding the accumulated funding deficiency demands. We dispute the accumulated funding deficiency demands. In February 2020, we received a demand letter from PIUMPF asserting that we owe $51.2 million for our pro-rata share of PIUMPF’s accumulated funding deficiency, including interest. Similarly, in April 2020, we received an updated demand letter related to a subsidiary of ours asserting that we owe $1.3 million of additional accumulated funding deficiency, including interest. In July 2021, PIUMPF filed suit against us in the U.S. District Court for the Northern District of Georgia claiming the right to recover our pro rata share of the pension fund’s accumulated funding deficiency, along with interest, liquidated damages and attorney's fees. We believe we are adequately reserved for this matter. See “Note 6. Retirement Plans — Multiemployer Plans” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for additional information regarding our withdrawal liabilities.

We have been named a defendant in asbestos-related personal injury litigation. To date, the costs resulting from the litigation, including settlement costs, have not been significant. As of June 30, 2024, there were approximately 600 such lawsuits. We believe that we have substantial insurance coverage, subject to applicable deductibles and policy limits, with respect to asbestos claims. We also have valid defenses to these asbestos-related personal injury claims and intend to continue to defend them vigorously. Should the volume of litigation grow substantially, it is possible that we could incur significant costs resolving these cases. We do not expect the resolution of pending asbestos litigation and proceedings to have a material adverse effect on our results of operations, financial condition or cash flows. In any given period or periods, however, it is possible such proceedings or matters could have an adverse effect on our results of operations, financial condition or cash flows. At June 30, 2024, we had $16.4 million reserved for these matters.

We are a defendant in a number of other lawsuits and claims arising out of the conduct of our business. While the ultimate results of such suits or other proceedings against us cannot be predicted, we believe the resolution of these other matters will not have a material adverse effect on our results of operations, financial condition or cash flows.

Indirect Tax Claim

In March 2017, the Supreme Court of Brazil issued a decision concluding that certain state value added tax should not be included in the calculation of federal gross receipts taxes. Subsequently, in fiscal 2019 and 2020, the Supreme Court of Brazil rendered favorable decisions on eight of our cases granting us the right to recover certain state value added tax. The tax authorities in Brazil filed a Motion of Clarification with the Supreme Court of Brazil. Based on our evaluation and the opinion of our tax and legal advisors, we believe the decision reduced our gross receipts tax in Brazil prospectively and retrospectively and will allow us to recover tax amounts collected by the government. Due to the volume of invoices being reviewed (January 2002 to September 2019), we recorded the estimated recoveries across several periods beginning in the fourth quarter of fiscal 2019 as we reviewed the documents and the amount became estimable. In May 2021, the Supreme Court of Brazil judged the Motion of Clarification and concluded on the gross methodology, which was consistent with our evaluation and that of our tax and legal advisors. We are monitoring the status of our remaining cases, and subject to the resolution in the courts, we may record additional amounts in future periods.

See “Note 19. Commitments and Contingencies — Indirect Tax Claim” of the Notes to Consolidated Financial Statements section in the Fiscal 2023 Form 10-K for information related to our previously recorded estimated recoveries.

Note 17. Equity and Other Comprehensive (Loss) Income

Equity

Stock Repurchase Program

In July 2015, our board of directors authorized a repurchase program of up to 40.0 million shares of our outstanding Common Stock, representing approximately 15% of our outstanding Common Stock as of July 1, 2015. On May 4, 2022, our board of directors authorized a new repurchase program of up to 25.0 million shares of our Common Stock, representing approximately 10% of our outstanding Common Stock, plus any unutilized shares left from the July 2015 authorization. We indefinitely suspended the program upon entry into the Transaction Agreement. In the nine months ended June 30, 2024 and 2023, we had no share repurchases under these programs.

Accumulated Other Comprehensive Loss

The tables below summarize the changes in accumulated other comprehensive loss, net of tax, by component for the nine months ended June 30, 2024 and June 30, 2023 (in millions):

	Deferred Loss on Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Foreign Currency Items	Total (1)
Balance at September 30, 2023	$(4.9)	$(572.0)	$(321.7)	$(898.6)
Other comprehensive (loss) income before reclassifications	(16.8)	—	(169.5)	(186.3)
Amounts reclassified from accumulated other comprehensive loss	19.1	21.6	—	40.7
Net current period other comprehensive income (loss)	2.3	21.6	(169.5)	(145.6)
Balance at June 30, 2024	$(2.6)	$(550.4)	$(491.2)	$(1,044.2)

(1)	All amounts are net of tax and noncontrolling interests.

	Deferred Loss on Cash Flow Hedges	Defined Benefit Pension and Postretirement Plans	Foreign Currency Items	Total (1)
Balance at September 30, 2022	$(9.1)	$(741.6)	$(703.6)	$(1,454.3)
Other comprehensive (loss) income before reclassifications	(45.9)	—	471.9	426.0
Amounts reclassified from accumulated other comprehensive loss	45.3	33.7	29.0	108.0
Net current period other comprehensive (loss) income	(0.6)	33.7	500.9	534.0
Balance at June 30, 2023	$(9.7)	$(707.9)	$(202.7)	$(920.3)

(1)	All amounts are net of tax and noncontrolling interests.

The net of tax amounts were determined using the jurisdictional statutory rates, and reflect effective tax rates averaging 23% to 24% for the nine months ended June 30, 2024 and 25% to 26% for the nine months ended June 30, 2023. Although we are impacted by the exchange rates of a number of currencies to varying degrees by period, our foreign currency translation adjustments recorded in accumulated other comprehensive loss for the nine months ended June 30, 2024 were primarily due to losses in the Mexican Peso and Brazilian Real partially offset by gains in the British Pound, each against the U.S. dollar. Foreign currency translation adjustments recorded in accumulated other comprehensive loss for the nine months ended June 30, 2023 were primarily due to gains in the Mexican Peso, Brazilian Real, British Pound and Canadian dollar, each against the U.S. dollar.

The following table summarizes the reclassifications out of accumulated other comprehensive loss by component (in millions):

	Three Months Ended			Three Months Ended
	June 30, 2024			June 30, 2023
	Pre-tax	Tax	Net of Tax	Pre-tax	Tax	Net of Tax
Amortization of defined benefit pension and postretirement items: (1)
Actuarial losses (2)	$(8.8)	$1.6	$(7.2)	$(13.1)	$3.2	$(9.9)
Prior service costs (2)	(2.0)	0.3	(1.7)	(1.8)	0.4	(1.4)
Subtotal defined benefit plans	(10.8)	1.9	(8.9)	(14.9)	3.6	(11.3)

Derivative Instruments: (1)
Natural gas commodity hedge loss (3)	(8.2)	2.1	(6.1)	(20.2)	4.9	(15.3)

Total reclassifications for the period	$(19.0)	$4.0	$(15.0)	$(35.1)	$8.5	$(26.6)

(1)	Amounts in parentheses indicate charges to earnings. Amounts pertaining to noncontrolling interests are excluded.
(2)	Included in the computation of net periodic pension cost. See “Note 5. Retirement Plans” for additional details.
(3)	These accumulated other comprehensive loss components are included in Cost of goods sold.

	Nine Months Ended			Nine Months Ended
	June 30, 2024			June 30, 2023
	Pre-tax	Tax	Net of Tax	Pre-tax	Tax	Net of Tax
Amortization of defined benefit pension and postretirement items: (1)
Actuarial losses (2)	$(22.4)	$5.2	$(17.2)	$(39.6)	$10.1	$(29.5)
Prior service costs (2)	(5.7)	1.3	(4.4)	(5.6)	1.4	(4.2)
Subtotal defined benefit plans	(28.1)	6.5	(21.6)	(45.2)	11.5	(33.7)

Foreign currency translation adjustments: (1)
Recognition of previously unrealized net foreign currency loss upon consolidation of equity investment (3)	—	—	—	(29.0)	—	(29.0)

Derivative Instruments: (1)
Natural gas commodity hedge loss (4)	(25.4)	6.3	(19.1)	(60.2)	14.9	(45.3)

Total reclassifications for the period	$(53.5)	$12.8	$(40.7)	$(134.4)	$26.4	$(108.0)

(1)	Amounts in parentheses indicate charges to earnings. Amounts pertaining to noncontrolling interests are excluded.
(2)	Included in the computation of net periodic pension cost. See “Note 5. Retirement Plans” for additional details.
(3)	Amount reflected in Equity in income (loss) of unconsolidated entities in the consolidated statements of operations.
(4)	These accumulated other comprehensive loss components are included in Cost of goods sold.

Note 18. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share (in millions, except per share data):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Numerator:
Net income (loss) attributable to common stockholders	$82.1	$202.0	$75.2	$(1,758.8)

Denominator:
Basic weighted average shares outstanding	258.6	256.3	257.9	255.5
Effect of dilutive stock options and non-participating securities	1.2	0.7	1.4	—
Diluted weighted average shares outstanding	259.8	257.0	259.3	255.5

Basic earnings (loss) per share attributable to common stockholders	$0.32	$0.79	$0.29	$(6.88)
Diluted earnings (loss) per share attributable to common stockholders	$0.32	$0.79	$0.29	$(6.88)

Approximately 0.2 million and 2.4 million shares underlying awards in the three months ended June 30, 2024 and 2023, respectively, were not included in computing diluted earnings per share because the effect would have been antidilutive. Approximately 0.3 million and 2.9 million shares underlying awards in the nine months ended June 30, 2024 and 2023, respectively, were not included in computing diluted earnings per share because the effect would have been antidilutive.